Exhibit 99.2

Consolidated Financial Statements and Notes

FOR THE YEARS ENDING DECEMBER 31, 2024 AND DECEMBER 31, 2023

Report of Independent Auditors

To the Board of Directors of Coeur Mining, Inc.

Opinion

We have audited the accompanying consolidated financial statements of SilverCrest Metals Inc. and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2024 and 2023, and the related consolidated statements of earnings and comprehensive earnings, of changes in equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute

PricewaterhouseCoopers LLP
PwC Place, 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7
T.: +1 604 806 7000, F.: +1 604 806 7806, Fax to mail: ca_vancouver_main_fax@pwc.com

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.
SILVERCREST METALS INC.	2

assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/PricewaterhouseCoopers LLP

Vancouver, Canada
March 25, 2025

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Consolidated Statements of Financial Position (in thousands of U.S. dollars)

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$153,417	$85,964
Bullion (Note 9)	39,992	19,191
Trade and other receivables	2,512	114
Value-added tax receivables	17,331	16,250
Inventories (Note 10)	63,195	49,798
Prepaids and other assets	7,973	7,216
	284,420	178,533
Non-current assets
Mineral properties, plant and equipment (Note 11)	261,862	246,728
Deferred tax assets (Note 20)	—	22,723
Long-term value-added tax receivables	7,350	12,190
Prepaids and other long-term assets	5,965	—
Total assets	$559,597	$460,174
Liabilities
Current liabilities
Accounts payable and accrued liabilities (Note 12, 8(a))	$26,411	$17,924
Tax liabilities	25,030	33,614
Derivative liabilities (Note 8(c))	8,522	168
Lease obligations	341	67
	60,304	51,773
Non-current liabilities
Long-term lease obligations	548	221
Deferred tax liabilities (Note 20)	5,015	—
Reclamation provision (Note 14)	6,314	5,855
Total liabilities	72,181	57,849
Equity (Note 15)
Issued capital	427,001	406,890
Share option reserve	6,982	11,338
Currency translation reserve	(3,538)	(3,538)
Retained earnings	56,971	(12,365)
Total equity	487,416	402,325
Total liabilities and equity	$559,597	$460,174

See accompanying notes to the consolidated financial statements

Approved by the Audit Committee on March 25, 2025

/s/ Thomas S. Whelan,
Senior Vice President and Chief Financial Officer

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Consolidated Statements of Earnings and Comprehensive Earnings (in thousands of U.S. dollars except per share amounts)

	2024	2023
Revenue (Note 16)	$301,928	$245,130
Cost of sales
Production costs (Note 17)	(87,508)	(74,108)
Depreciation (Note 11)	(36,576)	(21,348)
Government royalties	(1,372)	(1,368)
	(125,456)	(96,824)
Mine operating earnings	176,472	148,306
General and administrative expenses (Note 18)	(19,978)	(15,756)
Exploration and project expenses	(1,609)	(726)
Foreign exchange gains (losses)	(3,554)	(7,247)
Transaction costs	(6,737)	—
Earnings from operations	144,594	124,577
Interest income	6,917	4,035
Interest and finance expense (Note 19)	(1,229)	(2,713)
Other expense (Note 25)	(6,964)	(2,653)
Earnings before income taxes	143,318	123,246
Income tax (expense) recovery (Note 20)	(73,982)	(6,526)
Net earnings	$69,336	$116,720

Other comprehensive income
Currency translation adjustment	—	10,255
Total comprehensive earnings	$69,336	$126,975

Net earnings attributable to common shareholders
Basic earnings per share	$0.47	$0.79
Diluted earnings per share	$0.46	$0.79
Weighted average shares outstanding (in 000’s) Basic	148,037	146,882
Weighted average shares outstanding (in 000’s) Diluted	149,374	147,539

See accompanying notes to the consolidated financial statements

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Consolidated Statements of Cash Flows (in thousands of U.S. dollars)

	2024	2023
Operating activities
Net earnings for the year	$69,336	$116,720
Income tax expense (recovery) (Note 20)	73,982	6,526
Depreciation (Note 11)	36,576	21,348
Share-based compensation expense	5,936	4,190
Unrealized foreign exchange (gains) losses	1,596	7,942
Interest income	(6,917)	(4,035)
Interest expense (Note 19)	590	1,461
Interest paid	(590)	(1,461)
Interest received	6,726	4,035
Income taxes paid	(58,413)	(977)
Other operating activities (Note 21)	7,467	(242)
Change in working capital (Note 21)	(5,572)	2,754
	$130,717	$158,261
Investing activities
Payments for mineral properties, plant and equipment	(56,140)	(51,257)
Proceeds from sale of mineral properties, plant and equipment	259	—
Purchase of bullion	(16,173)	(18,674)
(Payments for) proceeds from derivatives	(3,176)	264
	$(75,230)	$(69,667)
Financing activities
Common share proceeds	14,096	3,131
Common share repurchases	—	(7,145)
Repayment of debt (Note 13)	—	(50,000)
Payments of equipment leases	(185)	(112)
	$13,911	$(54,126)
Effects of exchange rate changes on cash and cash equivalents	(1,945)	735
Increase in cash and cash equivalents	67,453	35,203
Cash and cash equivalents at the beginning of the year	85,964	50,761
Cash and cash equivalents at the end of the year	$153,417	$85,964
Supplemental cash flow information (Note 21)
See accompanying notes to the consolidated financial statements

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Consolidated Statements of Changes in Equity (in thousands of U.S. dollars except for number of shares)

	Attributable to equity holders of the Company
	Issued shares	Issued capital	Share option reserve	Currency translation reserve	Retained earnings	Total
Balance, December 31, 2022	147,156	$405,811	$10,945	$(13,793)	$(125,969)$	276,994
Total comprehensive earnings
Net earnings for the year	—	—	—	—	116,720	116,720
Foreign exchange translation	—	—	—	10,255	—	10,255
	—	—	—	10,255	116,720	126,975
Shares issued on the exercise of stock options	1,283	5,108	(1,977)	—	—	3,131
Share-based compensation on option grants	—	—	2,370	—	—	2,370
Shares repurchased and cancelled	(1,504)	(4,029)	—	—	(3,116)	(7,145)
Balance, December 31, 2023	146,935	406,890	11,338	(3,538)	(12,365)	402,325
Total comprehensive earnings
Net earnings for the year	—	—	—	—	69,336	69,336
	—	—	—	—	69,336	69,336
Shares issued on the exercise of stock
options	2,251	20,092	(5,996)	—	—	14,096
Shares issued on the settlement of share
units	3	19	—	—	—	19
Share-based compensation on option grants	—	—	1,640	—	—	1,640
Balance, December 31, 2024	149,189	427,001	6,982	(3,538)	56,971	487,416
See accompanying notes to the consolidated financial statements

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Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in thousands of USD$ except number of shares, options and per share amounts, unless otherwise noted)

1.	Nature of Operations

SilverCrest Metals Inc. (the "Company" or "SilverCrest") is a corporation governed by the Business Corporations Act (British Columbia). The Company’s corporate office and principal address is located at 501-570 Granville Street, Vancouver, British Columbia, Canada, V6C 3P1. The Company’s registered office is 19th Floor, 885 West Georgia Street, Vancouver, BC, Canada, V6C 3H4. Prior to the completion of the acquisition of SilverCrest by Coeur Mining Inc. on February 14, 2025, SilverCrest shares traded on the Toronto Stock Exchange under the symbol SIL and the NYSE-American under the symbol SILV.

SilverCrest engages in silver and gold mining and related activities, including exploration and mine development from its Las Chispas mine located in Sonora, Mexico.

On October 3, 2024, the Company and Coeur Mining, Inc. ("Coeur") entered into a definitive agreement whereby Coeur agreed to acquire all of the issued and outstanding shares of SilverCrest pursuant to a plan of arrangement (the "Transaction"). Following regulatory and shareholder approvals Coeur acquired all of the issued and outstanding shares of SilverCrest on February 14, 2025, please refer to Note 26 for further details.

2.	Basis of Preparation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”).

3.	Material Accounting Policies

a)	Presentation currency

The functional currency of the Company and each of its subsidiaries is the United States dollar ("USD"). The Company's presentation currency is also USD.

b)	Basis of measurement

These consolidated financial statements have been prepared on an historical cost basis, except for those assets and liabilities that are measured at revalued amounts or fair values at the end of each reporting period.

c)	Basis of consolidation

The accounts of the Company and its subsidiaries, which are controlled by the Company, have been included in these consolidated financial statements. Control is achieved when the Company is exposed, or has rights, to variable returns from the investee and when the Company has the ability to affect those returns through its power over the investee. Subsidiaries are included in the consolidated financial results of the Company from the effective date of acquisition up to the effective date of disposition or loss of control.

The Company's principal subsidiary at December 31, 2024 was the wholly-owned Compañía Minera La Llamarada, S.A. de C.V. located in Mexico whose principal project and purpose is ownership and operation of the Las Chispas Operation.

d)	Foreign currencies

The functional currency is the currency of the primary economic environment in which the entity operates and has been determined for each entity within the Company. The Company considered the functional currency of the parent entity to be the Canadian Dollar (“CAD”) until June 30, 2023, after which the functional currency changed to USD. The functional currency was determined and treated in accordance with IAS 21 The effects of changes in foreign exchange rates which includes accounting for the functional currency change on a prospective basis.The Company considers the functional currency for its Mexican operations to be USD.
SILVERCREST METALS INC.	8

Foreign currency transactions

Foreign currency balances and transactions are translated into the respective functional currencies of each entity as follows:

•	Monetary assets and liabilities are translated at period end exchange rates;

•	Non-monetary assets and liabilities are translated at historical exchange rates in effect on the date transactions occurred;

•	Revenue and expenses are translated using exchange rates approximating those in effect on the date transactions occurred; and

•	Exchange gains and losses are included in profit or loss.

e)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments that are readily convertible to known amounts of cash with a term to maturity at the date of purchase of 90 days or less which are subject to an insignificant risk of change in value.

f)	Bullion and bullion options

Bullion includes gold and silver bullion which the Company purchases from bullion banks to hold as treasury assets in accordance with its liquidity management policies. Bullion is initially recorded at cost on acquisition and subsequently measured at fair value at the end of each reporting period. Changes in the fair value are recognized in the period the changes occur. These changes are recorded to other expense in the consolidated statements of earnings and comprehensive earnings.

Bullion options include sold call options and purchased put options. Call options are instruments that give the option holder the right, but not the obligation, to purchase gold or silver at an agreed upon price in the future. Put options are instruments that give the option holder the right, but not the obligation, to sell gold or silver at an agreed upon price in the future. The Company receives an option premium in cash on selling the option, which is recorded as either an asset or a liability. The value of the option is remeasured using the Black-Scholes option pricing model at each reporting date, with gains or losses recorded to other expense, along with a corresponding increase to the derivative liability which is included in derivative liabilities.

g)	Value-added tax receivable

Value-added tax receivables includes Goods and Services Tax receivables generated on the purchase of supplies and services and are refundable from the Canadian government. Value-added tax receivables and Long-term value-added tax receivables includes value-added taxes ("VAT") receivables generated on the purchase of supplies and services and are receivable from the Mexican government. The Company classifies VAT receivables as non-current if it does not expect collection of certain amounts to occur within the next year. The recovery of VAT involves a complex application process and the timing of collection of VAT receivables is uncertain. The Company has not recognized a loss allowance for expected credit losses as VAT receivables are not contract assets and therefore outside the scope of IFRS 9 Financial Instruments.

h)	Inventories

Inventories include stockpile, in process, finished and materials and supplies, and are measured at the lower of weighted average cost or net realizable value ("NRV"). For in process and finished inventories, cost includes all direct costs incurred in production, including direct labour and materials, depreciation and depletion, and directly attributable overhead costs. NRV is calculated as the estimated price at the time of sale based on prevailing and long-term metal prices less estimated future costs to convert the inventories into saleable form, transportation costs, and estimated costs to sell.

Stockpile represents ore that has been extracted from the mine and is available for further processing. Costs added to stockpiled ore inventory is based on current mining cost per ounce incurred up to the point of stockpiling the ore and are removed at the weighted average cost per ounce. Costs are included in in process inventory based on current costs incurred up to the point prior to the refining process, including applicable depletion of mining interests, and removed at the weighted average cost per recoverable ounce of silver equivalent. The average costs of finished inventories represent the average costs of in process inventory incurred prior to the refining process, plus applicable refining and transportation costs.

SILVERCREST METALS INC.	9

In process inventory includes inventory in the milling process, in tanks, and precipitates. Finished inventory includes metals in their final stage of production prior to sale, primarily doré at the mine site or in transit, and refined metal held at a refinery.

Any write-downs of inventories to NRV are recorded as cost of sales. If there is a subsequent increase in the value of inventories, the previous write-downs to NRV are reversed to the extent that the related inventories have not been sold.

Materials and supplies are measured at weighted average cost. Cost includes acquisition, freight, and other directly attributable costs. In the event that the NRV of the finished inventories, the production of which the materials and supplies are held for use in, is lower than the expected cost of the finished product, the material and supplies are written down to their NRV.

i)	Mineral property, plant, and equipment

Exploration and evaluation assets - acquisition costs

The costs of acquiring exploration properties, including transaction costs, are capitalized as exploration and evaluation assets. All other exploration and evaluation expenditures are expensed in the period in which they are incurred.

Acquisition costs for each exploration property are carried forward as an asset provided that one of the following conditions is met:

•	Such costs are expected to be recouped in full through the successful exploration and development of the exploration property or alternatively, by sale; or

•
Exploration and evaluation activities in the property have not reached a stage which permits a reasonable assessment of the existence of economically recoverable reserves, but active and significant operations in relation to the exploration property are continuing or planned.

The Company performs an assessment for impairment of capitalized amounts whenever the facts and circumstances indicate that the asset may exceed its recoverable amount. In the case of undeveloped properties, there may be only inferred resources to allow management to form a basis for the impairment review. The review is based on the Company's intentions for the development of such an exploration property and management's determination that the exploration property is not viable. If an exploration property is considered to be impaired, all unrecoverable costs associated with the property are charged to the consolidated statement of earnings and comprehensive earnings at the time the determination is made. For the purposes of impairment testing, exploration and evaluation assets are allocated to cash-generating units to which the exploration activity relates. If the recoverable amount of an individual asset cannot be determined, the recoverable amount is determined for the cash generating unit ("CGU") to which the asset belongs. Where an impairment loss subsequently reverses, the carrying amount of the asset (or CGU) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or CGU) in prior years. A reversal of an impairment loss is recognized immediately in the consolidated statement of earnings and comprehensive earnings.

Exploration and evaluation expenditures

Exploration and evaluation costs, net of incidental revenues, are charged to the consolidated statement of earnings and comprehensive earnings in the year incurred until the technical feasibility and commercial viability of the extraction of mineral reserves or resources from a particular mineral property has been determined, in which case subsequent exploration costs and the costs incurred to develop a property are capitalized into mineral property, plant, and equipment. The establishment of technical feasibility and commercial viability of a mineral property is assessed based on a combination of factors, such as but not limited to: the extent to which mineral reserves or mineral resources have been identified through a feasibility study or similar level document; the results of optimization studies and further technical evaluation carried out to mitigate project risks identified in the feasibility study; the status of environmental permits, and the status of mining leases or permits.

Mineral property - development phase

Once the technical feasibility and commercial viability of an exploration property has been determined, it is then considered to be a mine under development and is reclassified to mineral property. The carrying value of capitalized exploration and evaluation acquisition costs are tested for impairment before they are transferred to mineral property.

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All costs relating to the construction, installation, or completion of a mine that are incurred subsequent to the exploration and evaluation stage are capitalized to mineral property.

The Company assesses the stage of each mine under development to determine when an asset reaches the stage when it is in the condition for it to be capable of operating in a manner intended by management ("commercial production"). Determining when an asset has achieved commercial production is a matter of judgement. Depending on the specific facts and circumstances, the following factors may indicate that commercial production has commenced:

•	all major capital expenditures to bring the mine to the condition necessary for it to be capable of operating in the manner intended by management have been completed;
•	the completion of a reasonable period of testing of the mine plant and equipment;
•	the ability to produce saleable product (e.g., the ability to produce ore within specifications);
•	the mine has been transferred to operating personnel from internal development groups or external contractors;
•	the mine or mill has reached a predetermined percentage of design capacity;
•	mineral recoveries are at or near the expected production level; and
•	the ability to sustain ongoing production of ore (i.e., the ability to continue to produce ore at a steady or increasing level).

Proceeds before intended use

Revenue from the sale of gold and silver ounces recovered before items of mineral property, plant, and equipment, such as the mine or process plant, are operating in the manner intended by management are recognized, along with related costs, in the consolidated statement of earnings and comprehensive earnings.

Mineral property - production phase

When management determines that a property is capable of commercial production, depletion of costs capitalized during development begins.

Once a mineral property has been brought into commercial production, the costs of any additional work on that property are expensed as incurred, except for exploration and development programs which constitute a betterment, which will be deferred and depleted over the remaining useful life of the related assets. Mineral properties include reclamation and closure provision costs related to the reclamation of mineral properties. Mineral properties are derecognized upon disposal, or impaired when no future economic benefits are expected to arise from continued use of the asset or the carrying value of the CGU exceeds its recoverable amount. Any gain or loss on disposal of the asset, determined as the difference between the proceeds received and the carrying amount of the asset is recognized in the consolidated statement of earnings and comprehensive earnings.

Mineral properties are depleted on the unit-of-production basis using the mineable tonnes extracted from the mine in the period as a percentage of the total mineable tonnes to be extracted in current and future periods based on mineral reserves. Mineral properties are recorded at cost, net of accumulated depletion and accumulated impairment losses and are not intended to represent future values. Recovery of capitalized costs is dependent on successful development of economic mining operations or the disposition of the related mineral property.

Property, plant, and equipment

Property, plant, and equipment is recorded at historical cost less accumulated depreciation and impairment charges.

The cost of an item of property, plant, and equipment includes the purchase price or construction cost, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use, an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located, and for qualifying assets, the associated borrowing costs.

Where an item of plant and equipment is comprised of major components with different useful lives, the components are accounted for as separate items of plant and equipment.

SILVERCREST METALS INC.	11

Plant and equipment is depreciated to its estimated residual value using either the straight-line or the units-of- production method over the estimated useful lives of the individual assets. The major categories of plant and equipment and their useful lives and depreciation method are as follows:

Category	Estimated life	Depreciation method
Computer equipment	3-4 years	Straight-line
Mining equipment	5-15 years	Straight-line
Vehicles	4 years	Straight-line
Buildings	Life-of-mine	Straight-line
Mine plant and related equipment	Life-of-mine	Straight-line
Underground infrastructure	Life-of-mine	Straight-line

Assets under construction are not depreciated until available for their intended use. Non-depreciable property, such as land, is recorded at historical cost, less any impairment charges.

The Company conducts a review of residual values, useful lives, and depreciation methods annually and when events and circumstances indicate such a review should be made. Any changes in estimates that arise from this review are accounted for prospectively.

An item of property, plant, and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the statement of consolidated income (loss) and comprehensive income (loss).

j)	Reclamation and closure provision

The Company recognizes liabilities for statutory, contractual, constructive, or legal obligations, including those associated with the reclamation and closure of exploration and evaluation assets, mineral properties, plant, and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an environmental rehabilitation obligation is recognized at its present value if a reasonable estimate of cost can be made. The Company records the present value of estimated future cash flows, adjusted for inflation, associated with reclamation as a liability, at a risk-free rate, when the liability is incurred and increases the carrying value of the related assets for that amount. Subsequently, these capitalized reclamation and closure costs are amortized over the life of the related assets. At the end of each period, the liability is increased to reflect the passage of time (accretion expense) and changes in the estimated future cash flows underlying any initial estimates (additional reclamation and closure costs). The Company recognizes its environmental liability on a site-by-site basis when it can be reliably estimated. Environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible are charged to the consolidated statement of earnings and comprehensive earnings.

k)	Share-based compensation and payments

The Company grants stock options to buy common shares of the Company to directors, officers, employees, and consultants. The cost of stock options granted is recorded based on the estimated fair-value at the grant date and is either capitalized to the consolidated statement of financial position or charged to the consolidated statement of earnings and comprehensive earnings over the vesting period. Where stock options are subject to vesting, each vesting tranche is considered a separate award with its own vesting period and grant date fair value. The fair value of each tranche is measured at the date of grant using the Black-Scholes Option Pricing Model. Compensation expense is recognized over the tranche's vesting period by either capitalization to the consolidated statement of financial position or a charge to the consolidated statement of earnings and comprehensive earnings, with a corresponding increase to reserves based on the number of options expected to vest. Consideration paid for the shares on the exercise of stock options is credited to capital stock. The number of options expected to vest is reviewed at least annually, with any impact being recognized immediately.

In situations where equity instruments are issued to non-employees and some or all the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share-based payment. Otherwise, share-based payments to non-employees are measured at the fair value of goods or services received.

SILVERCREST METALS INC.	12

Share unit plan

On June 15, 2021, the shareholders of the Company approved the adoption of a Equity Share Unit Plan for the Company (the "SU Plan") pursuant to which the Company may grant share units ("SUs"), including restricted share units ("RSUs"), performance share units ("PSUs") and deferred share units ("DSUs"). The SU Plan provides for up to 1.5% of the outstanding common shares of the Company from time to time to be issuable to settle share units granted under the SU Plan.

The SUs will be subject to any combination of time-based vesting and performance-based vesting conditions as the Board of Directors shall determine from time to time. Unless set forth in the particular award agreement, the Board of Directors may elect one or any combination of the following settlement methods for the settlement of SUs: issuing shares from treasury, causing a broker to purchase shares on the TSX; and/or paying cash. While the SUs issued during 2024 and 2023 did not specify a method of settlement, the Company determined that at least a portion would be settled by a brokered purchase or cash. Accordingly, the Company recorded the value of SUs issued and vested as an accrued liability.

DSUs

DSUs vest immediately and become payable upon the retirement of the holder. The share-based compensation expense related to these DSUs was calculated using the fair value method based on the market price of the Company's shares at the end of each reporting period and the Company records a corresponding liability in accounts payable and accrued liabilities.

RSUs

Share-based compensation of RSUs is calculated using the fair-value method based on the market price of the Company's shares at the grant date and is recorded over the vesting period. Where RSUs are subject to vesting, each vesting tranche is considered a separate award with its own vesting period and grant date fair value. Share-based compensation is recognized over the tranche's vesting period as either an expense, inventories, exploration and evaluation expenditure, or capitalized as mineral property, plant, and equipment, with a corresponding change in accrued liabilities. The value of vested RSUs is remeasured at each reporting date to the current market price of the Company's shares.

PSUs

Share-based compensation of PSUs is calculated using the fair-value method based on the market price of the Company's shares at the grant date and is recorded over the vesting period. Share-based compensation is recognized on a straight-line method basis, over the PSU's vesting period as either an expense, inventories, or capitalized as mineral property, plant, and equipment, with a corresponding change in accrued liabilities. The value of vested PSUs is remeasured at each reporting date to the current market price of the Company's shares.

l)	Earnings per share

Basic earnings per share is computed by dividing earnings available to common shareholders by the weighted average number of shares outstanding during the reporting period. Diluted earnings per share is computed similarly to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of stock options and share units, if dilutive.

The number of additional shares is calculated by assuming that outstanding stock options and share units were exercised and that the proceeds from such exercises were used to acquire common stock at the average market price during the reporting periods.

m)	Revenue recognition

The Company's primary source of revenue is the sale of refined gold and silver and its performance obligations are the delivery of refined gold and silver to its customers.

Revenue from the sale of metal is recognized when the buyer obtains control of the metal. When considering whether the Company has satisfied its performance obligations, it considers the indicators of the transfer of control, which include, but are not limited to, whether: the Company has a present right to payment; the customer has legal title to the metal; the Company has transferred physical possession of the metal to the customer; and, the customer has the significant risks and rewards of ownership of the metal. Revenue is recognized at the time when the risks and rewards of ownership and title transfers to the customer, which is when the Company irrevocably transfers the metals to the customer.

SILVERCREST METALS INC.	13

The Company sells gold and silver to bullion banks who are members of the London Bullion Market Association. The sales price is fixed on the date of sale based on spot price or by mutual agreement.

n)	Taxation

Income tax expense comprises current and deferred income taxes. Current and deferred income taxes are recognized in profit or loss except to the extent that they relate to items recognized directly in equity. Current income tax expense is the expected tax payable on taxable income for the year, using tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regards to previous years.

The Company follows the asset and liability method of accounting for income taxes whereby deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates and laws expected to apply in the years in which temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in operations in the period of substantive enactment.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, the deferred tax asset is not recorded. Deferred income tax assets and liabilities are presented as non-current in the financial statements.

o)	Financial instruments

The Company classifies its financial instruments in the following categories: at fair value through profit and loss ("FVTPL"), at fair value through other comprehensive income (loss) ("FVTOCI"), or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company's business model for managing the financial assets and their contractual cash flow characteristics. Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or the Company has opted to measure them at FVTPL.

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment.

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in profit or loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are recognized in profit or loss for the period.

An 'expected credit loss' impairment model applies which requires a loss allowance to be recognized based on expected credit losses. The estimated present value of future cash flows associated with the asset is determined and an impairment loss is recognized for the difference between this amount and the carrying amount as follows: the carrying amount of the asset is reduced to the present value of estimated future cash flows associated with the asset, discounted at the financial asset's original effective interest rate, either directly or through the use of an allowance account and the resulting loss is recognized in profit or loss for the period.

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in the consolidated statement of earnings and comprehensive earnings.

4.	Changes in Accounting Standards

Application of New and Revised Accounting Standards

Presentation of Financial Statements (Amendments to IAS 1)

We have adopted the amendments to IAS 1 Presentation of Financial Statements regarding the classification of liabilities as current or non-current based on contractual rights that are in existence at the end of the reporting period. A liability not due over the next twelve months is classified as non-current even if management intends or expects to settle the liability within twelve months. The amendment also introduces a definition of ‘settlement’ to make clear that settlement refers to the transfer of cash, equity instruments, other assets, or services to the counterparty. The amendment issued in October 2022 also clarifies how conditions with which an entity must comply within twelve months after the reporting period affect the classification of a liability. Covenants to be compiled with after the reporting date do not affect the classification of debt as current or non-current at the reporting date. The amendments are effective for annual reporting periods beginning on or after January 1, 2024. These amendments did not have a material impact on the Company.

SILVERCREST METALS INC.	14

There are no other standards or amendments or interpretations to existing standards issued but not yet effective that are expected to have a material impact on the Company.

5.	Significant Judgments and Estimates

The preparation of these consolidated financial statements in accordance with IFRS Accounting Standards requires management to make judgments, estimates, and assumptions that affect the reported amounts and the valuation of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenditures during the year.

These judgments and estimates are continuously evaluated and are based on management's experience and knowledge of the relevant facts and circumstances. Actual results may differ from the estimates. Revisions to estimates and the resulting effects on the carrying amounts of the Company's assets and liabilities are accounted for prospectively. Information about such judgments and estimates is contained in the description of accounting policies (note 3) and/or other notes to the financial statements. Management has made the following critical judgments and estimates:

Critical judgments in applying accounting policies

The critical judgments that the Company's management has made in the process of applying the Company's accounting policies, apart from those involving estimations, that have the most significant effect on the amounts recognized in the Company's consolidated financial statements are as follows:

Assessment of impairment indicators of non-current assets

Management assesses whether any indication of impairment exists at the end of each reporting period. Judgment is required in assessing whether certain factors would be considered an indicator of impairment. The Company considers both internal and external information to determine whether there is an indicator of impairment and, accordingly, whether impairment testing is required. The information the Company considers in assessing whether there is an indicator of impairment includes, but is not limited to, significant decreases in future gold and silver prices, increases in operating cost and future capital costs estimates, decreases in estimated mineral reserves, decreases in estimated production and increases in the discount rate. No impairment indicators were identified by management as of December 31, 2024.

Functional currency

The functional currency for an entity is the currency of the primary economic environment in which the entity operates. The Company has determined the functional currency of the parent entity and its subsidiaries to be USD. Previously, the functional currency of the parent entity was CAD but effective July 1, 2023, the Company determined it was USD. Determination of functional currency may involve certain judgments to determine the primary economic environment, and the Company reconsiders the functional currency of its entities if there is a change in events and conditions which determine the primary economic environment.

6.	Key Sources of Estimation Uncertainty

The significant assumptions about the future and other major sources of estimation uncertainty as at the end of the reporting period that have a significant risk of resulting in a material adjustment to the carrying amounts of the Company's assets and liabilities in the next 12 months are as follows:

Mineral reserves and the life of mine plan

The Company estimates its mineral reserves in accordance with the requirements of National Instrument 43-101. Estimates of the quantities of the mineral reserves form the basis for the Company's life of mine plans, which are used for the calculation of depletion expense under the units of production method, impairment tests, and forecasting the timing of the payments related to the environmental reclamation provision.

Significant estimation is involved in determining the reserves and resources included within the Company's life of mine plans. Changes in forecast prices of commodities, exchange rates, production costs, or recovery rates may result in the Company's life of mine plan being revised and such changes could impact depletion rates, asset carrying values, and our environmental reclamation provision.

SILVERCREST METALS INC.	15

Collectability and classification of VAT recoverable

VAT recoverable is collectible from the government of Mexico. The collection of VAT is subject to a complex application and collection process and therefore, there is risk related to the collectability and timing of payment from the Mexican government. The Company uses its best estimates based on the facts known at the time and its experience to determine its best estimate of the collectability and timing of these recoveries. Changes in the assumptions regarding collectability and the timing of collection could impact the valuation and classification as a current or non-current asset associated with VAT recoverable.

Estimate of reclamation and closure cost provision

The Company’s provision for reclamation and closure costs represents management’s best estimate of the present value of the future cash outflows required to settle the liability which reflects estimates of future costs, the timing of the cash flows associated with the future costs, inflation, and movements in foreign exchange rates when liabilities are anticipated to be settled in a currency other than USD. Cost estimates can vary in response to many factors including changes to the relevant legal requirements, whether closure plans achieve intended reclamation goals, the emergence of new restoration techniques, or experience at other mine sites, local inflation rates, and foreign exchange rates. Future changes to environmental laws and regulations could increase the extent of reclamation and rehabilitation work required to be performed by the Company. Increase in future costs could materially impact the amounts charged to operations for reclamation and closure. The expected timing of expenditures can also change, for example, in response to changes in Mineral Reserve Estimate, production rates, or economic conditions. The Company’s assumptions are reviewed at the end of each reporting period and adjusted to reflect management’s current best estimate and changes in any of the aforementioned factors can result in a material change to the provision recognized by the Company.

Inventories valuation and cost

The value of the stockpiles at Las Chispas includes estimates of tonnages, grades, and the recoverability of ore in these stockpiles. The ultimate amount of metal recovered from the stockpiles will not be known until the ore has be refined. Changes in these estimates can result in a change in carrying amounts of inventory, which could result in charges to cost of sales.

7.	Management of Capital

The Company’s objective when managing its capital is to maintain its ability to continue as a going concern while at the same time maximizing the growth of its business and providing returns to its shareholders. The Company’s capital structure consists of shareholders’ equity (comprising issued capital plus share option reserve plus currency translation reserve, plus deficit) with a balance of $487 million as at December 31, 2024 (December 31, 2023 - $402 million).

The Company manages its capital structure and makes adjustments based on changes to its economic environment and the risk characteristics of the Company’s assets. The Company’s capital requirements are managed based on the Company having a thorough reporting, planning and forecasting process to help identify the funds required to ensure the Company is able to meet its operating and growth objectives. The Company is not subject to externally imposed capital requirements and the Company’s overall objective with respect to capital risk management remains unchanged from the year ended December 31, 2023.

SILVERCREST METALS INC.	16

8.	Financial Instruments

a)	Carrying Values and Measurement of Financial Assets and Liabilities at Amortized Cost or Fair Value through Profit and Loss ("FVTPL")

December 31, 2024	Amortized cost	FVTPL	Total
Financial assets
Cash and cash equivalents	$153,417	$—	$153,417
Trade and other receivables	2,512	—	2,512
Financial liabilities
Accounts payable and accrued liabilities	19,865	6,546	26,411
Derivative liabilities	—	8,522	8,522

December 31, 2023	Amortized cost	FVTPL	Total
Financial assets Cash and cash equivalents	$85,964	$—	$85,964
Trade and other receivables	114	—	114
Financial liabilities Accounts payable and accrued liabilities	14,080	3,844	17,924
Derivative liabilities	—	168	168

b)	Derivative Instruments

The Company's derivatives are comprised of bullion contracts and foreign currency contracts. During the year ended December 31, 2024, the Company sold call options and purchased put options on bullion and foreign currency contracts. Cash premiums received from the sale of contracts are initially recorded as a liability. The value of the options is remeasured using pricing models at each reporting date, with gains or losses recorded as other expense, along with a corresponding increase or decrease to the derivative assets or liabilities. Such pricing models require a variety of inputs, including contractual cash flows, quoted market prices, applicable yield curves and credit spreads and therefore derivative contracts are classified within Level 2 of the fair value hierarchy.

The derivative losses, which are recorded in other expense (Note 25), for the years ended December 31, 2024 and 2023 were as follows:

	2024	2023
Realized foreign currency contract losses	$2,719	$—
Realized bullion contract losses	389	—
Realized derivative losses	$3,108	$—
Unrealized foreign currency contract losses (gains)	8,342	(95)
Unrealized bullion contract losses	80	—
Unrealized derivative losses (gains)	$8,422	$(95)
Total derivative losses (gains)	$11,530	$(95)

c)	Fair Value Information

i.	Fair Value Measurement

The categories of the fair value hierarchy of inputs used in the valuation techniques are as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities;
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and
Level 3: Inputs for the asset or liability based on unobservable market data

SILVERCREST METALS INC.	17

The levels in the fair value hierarchy into which the Company’s financial assets and liabilities that are measured and recognized on the Consolidated Statements of Financial Position at fair value on a recurring basis were categorized as follows:

	At December 31, 2024		At December 31, 2023
	Level 1	Level 2	Level 1	Level 2
Assets and Liabilities:
Derivative liabilities	—	8,522	—	168

The methodology and assessment of inputs for determining the fair value of financial assets and liabilities as well as the levels of hierarchy for the Company’s financial assets and liabilities measured at fair value remain unchanged from that at December 31, 2023.

Derivative liabilities are composed of bullion and currency contracts as at December 31, 2024 (2023 - bullion contracts).

The amortized cost of the Company's Receivables and Accounts Payable financial instruments approximates their fair values due to their short terms to maturity.

ii.	Valuation Techniques for Derivative assets and liabilities

The Company’s derivative assets and liabilities were comprised of foreign currency and commodity contracts, which are classified within Level 2 of the fair value hierarchy and valued using observable market prices.

d)	Financial Instruments and Related Risks

The Company has exposure to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives for growth and shareholder returns. The principal financial risks to which the Company is exposed are:

i)	Credit risk
ii)	Liquidity risk
iii)	Market risk
1.	Currency risk
2.	Interest rate risk
3.	Price risk

The Company’s Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework and reviews the Company’s policies on an ongoing basis.

i.	Credit Risk

Credit risk is the risk that a counterparty may fail to satisfy its performance obligations under the terms of a financial instrument. Credit risk results from cash and cash equivalents and trade and other receivables. The Company maintains policies to limit the concentration of credit risk.

The Company manages credit risk on its cash and cash equivalents by diversifying these asset holdings with multiple highly rated financial institutions, including the Bank of Montreal ("BMO") and the Bank of Nova Scotia (“BNS”) in Canada and BNS in Mexico. Substantially, all of our cash and cash equivalents held with financial institutions exceeds government-insured limits. Credit risk on trade and other receivables is managed by ensuring amounts are receivable from highly rated financial institutions. The Company has recognized nominal amount of credit losses with respect to trade and other receivables. For cash and cash equivalents and trade and other receivables, credit risk exposure equals the carrying amount on the balance sheet.

ii.	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has in place a planning and budgeting process to help determine the funds required to ensure the Company has the appropriate liquidity to meet its operating and growth objectives. The Company ensures that sufficient committed loan facilities exist to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash and cash equivalents.

SILVERCREST METALS INC.	18

In the normal course of business, the Company enters into contracts that give rise to commitments for future minimum payments. The following tables summarize the remaining contractual maturities of the Company's financial liabilities and operating and capital commitments on an undiscounted basis:

	Payments due by period 2024
	Less than 1 year	Between 1 - 3 years	Between 4 - 5 years	After 5 years	Total
Accounts payable and accrued liabilities	$26,411	$-	$-	$-	$26,411
Tax liabilities	25,030	-	-	-	25,030
Derivative liabilities	8,522	-	-	-	8,522
Lease liabilities	353	542	65	51	1,011
Reclamation and closure provision(1)	-	-	-	9,630	9,630
	$60,317	$542	$65	$9,681	$70,604

(1) Represents undiscounted uninflated future payments for the expected cost of mine reclamation and closure.

	Payments due by period 2023
	Less than 1 year	Between 1 - 3 years	Between 4 - 5 years	After 5 years	Total
Accounts payable and accrued liabilities	$17,924	$-	$-	$-	$17,924
Tax liabilities	33,614	-	-	-	33,614
Derivative liabilities	168	-	-	-	168
Lease liabilities	69	134	80	84	367
Reclamation and closure provision(1)	-	-	-	8,696	8,696
	$51,775	$134	$80	$8,780	$60,769

(1) Represents undiscounted uninflated future payments for the expected cost of mine reclamation and closure.

As at December 31, 2024, the Company continues to maintain its ability to meet its financial obligations as they come due.

iii.	Market Risk

1.	Currency Risk

The functional and reporting currency of the Company including its subsidiaries is the United States dollar ("USD") and the Company reports results using USD; however, the Company operates in jurisdictions that utilize the Canadian dollar ("CAD") and Mexican peso ("MXN"). As a consequence, the financial results of the Company’s operations as reported in USD are subject to changes in the value of the USD relative to these local currencies. Since the Company’s sales are denominated in USD and a portion of the Company’s operating costs and capital spending are in local currencies, the Company is negatively impacted by strengthening local currencies relative to the USD and positively impacted by the inverse.

In order to mitigate its exposure to currency risk, the Company entered into option contracts designed to limit the effective exchange rate between the Mexican peso and US dollar. The notional value of open contracts as at December 31, 2024 totaled $60.7 million, with maturities from January 2025 until June 2025 and exchange rates between $17.13 and $18.52. During the year ended December 31, 2024, the Company recorded derivative losses of $11.5 million (2023 - gains of $0.1 million) (Note 8b and 25).

The Company’s net earnings are affected by the revaluation of its monetary assets and monetary liabilities at each balance sheet date. The Company has reviewed its monetary assets and monetary liabilities and is exposed to foreign exchange risk through financial assets and liabilities and deferred tax assets and liabilities denominated in currencies other than USD, as shown in the tables below. The Company estimates that a 1% change in the exchange rate of the foreign currencies in which its December 31, 2024 net financial assets were denominated would result in an income before taxes change of about $0.3 million (2023 - $0.3 million).

SILVERCREST METALS INC.	19

	CAD	MXN	Total
December 31, 2024
Cash and cash equivalents	$9,975	$13,684	$23,659
Accounts receivable	3	61	64
Value-added taxes receivable	141	24,540	24,681
Total financial assets	10,119	38,285	48,404
Less: accounts payable and accrued liabilities	(10,394)	(5,750)	(16,144)
Net financial assets	$(275)	$32,535	$32,260

	CAD	MXN	Total
December 31, 2023
Cash and cash equivalents	$9,502	$6,421	$15,923
Accounts receivable	6	70	76
Value-added taxes receivable	47	28,393	28,440
Total financial assets	9,555	34,884	44,439
Less: accounts payable and accrued liabilities	(6,445)	(5,578)	(12,023)
Net financial assets	$3,110	$29,306	$32,416

2.	Interest Rate Risk

Interest rate risk is the risk that the fair values or future cash flows of the Company will fluctuate because of changes in market interest rates. The average interest rate earned by the Company during the year ended December 31, 2024 on its cash and cash equivalents was 4.4% (2023 - 5.3%). A 100 basis point increase or decrease in the interest rate earned from financial institutions on cash and short-term investments would result in approximately a $1.4 million change in the Company’s earnings before income taxes (2023 – $0.8 million).

On November 29, 2022, the Company's entered into a $120 million senior secured credit facility (the "Credit Facility") comprised of a $50 million term facility (the "Term Facility") and a $70 million revolving facility (the "Revolving Facility") (Note 11). The Company repaid the Term Facility during the first five months of 2023 and incurred a weighted average interest rate of 7.8% during that time. There were no amounts drawn on the Revolving Facility during the year ended December 31, 2024 or comparative period.

3.	Price Risk

The Company is exposed to price risk on precious metals that impact the valuation of the Company’s derivative positions, comprised of gold and silver call options written, which has a direct and immediate impact on net earnings. The prices of precious metals are volatile and affected by many factors beyond the Company’s control, and there can be no assurance that precious metal prices will not be subject to wide fluctuations in the future. A substantial or extended change in precious metal prices could have an adverse effect on the Company’s financial position, income, and cash flows.

9.	Bullion

The Company purchases gold and silver bullion from a bullion bank as part of its liquidity management program.

Bullion held by the Company was comprised of the following:

	December 31, 2024			December 31, 2023
	Ounces	Cost	Fair value	Ounces	Cost	Fair value
Gold bullion	4,781	$10,677	$12,484	2,784	$5,535	$5,743
Silver bullion	951,673	24,687	27,508	565,619	13,139	13,448
		$35,364	$39,992		$18,674	$19,191

The Company records bullion at fair value with gains of $4.6 million and $0.6 million respectively, included in other expense (Note 25) for the years ended December 31, 2024 and 2023.

SILVERCREST METALS INC.	20

10.	Inventories

The Company’s inventories were comprised of the following:
	December 31, 2024	December 31, 2023
Stockpile	$37,893	$27,115
In-process	2,634	2,055
Finished	13,222	11,496
Materials and supplies	9,446	9,132
	$63,195	$49,798

For the year ended December 31, 2024, the Company recognized $1.0 million impairment of materials and supplies inventories in production costs (2023 - nil) (Note 17).

11.	Mineral Properties, Plant, and Equipment

		December 31, 2024			December 31, 2023
		Cost	Accumulated Depreciation	Carrying Value	Cost	Accumulated Depreciation	Carrying Value
Producing:
Mexico	Las Chispas	$339,589	$(80,667)	$258,922	$281,371	$(37,130)	$244,241

Non-Producing:
Mexico	Other	2,773	(263)	$2,510	2,748	(261)	$2,487
Canada	Other	558	(128)	$430	58	(58)	$—
		3,331	(391)	2,940	2,806	(319)	2,487
Total		$342,920	$(81,058)	$261,862	$284,177	$(37,449)	$246,728

SILVERCREST METALS INC.	21

	Mining Properties
	Depletable	Non-depletable
	Reserves and Resources	Exploration and Evaluation	Plant and Equipment	Total
Cost
At December 31, 2022	$106,636	$2,488	$127,815	$236,939
Additions	37,518	-	11,791	49,309
Disposals	-	-	(2,071)	(2,071)
Transfers	152	(152)	-	-
At December 31, 2023	144,306	2,336	137,535	284,177
Additions	45,570	-	13,508	59,078
Disposals	-	-	(335)	(335)
At December 31, 2024	$189,876	$2,336	$150,708	$342,920

Accumulated depreciation and depletion
At December 31, 2022	$(1,536)	$-	$(7,305)	$(8,841)
Depreciation, depletion and amortization	(13,063)	-	(16,251)	(29,314)
Disposals	221	-	485	706
At December 31, 2023	(14,378)	-	(23,071)	(37,449)
Depreciation, depletion and amortization	(25,778)	-	(17,901)	(43,679)
Disposals	-	-	70	70
At December 31, 2024	$(40,156)	$-	$(40,902)	$(81,058)

Carrying amounts
At December 31, 2023	$129,928	$2,336	$114,464	$246,728
At December 31, 2024	$149,720	$2,336	$109,806	$261,862

12.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of:
	December 31, 2024	December 31, 2023
Trade payables	$5,891	$2,938
Accrued liabilities	11,410	9,890
Payroll related liabilities	2,564	1,957
Share unit accrued liabilities	6,546	3,139
	$26,411	$17,924

13.	Debt

Revolving Facility

On November 29, 2022, the Company entered into a $120 million Credit Facility comprised of a $50 million Term Facility, maturing November 28, 2025, and a $70 million Revolving Facility, maturing November 27, 2026. On closing the Credit Facility, the Company drew $50 million from the Term Facility and used $40 million of available cash to repay its $92.9 million secured project financing facility.

The Company fully repaid the Term Facility during the first five months of 2023 and has not drawn from the Revolving Facility in 2024 or 2023. As of December 31, 2024, the Company was in compliance with all covenants under the $70 million Revolving Facility.

SILVERCREST METALS INC.	22

The Revolving Facility bears interest, and the Term Facility when outstanding bore interest, at a rate based initially on an adjusted Term secured overnight financing rate ("SOFR") as administered by the Federal Reserve Bank of New York, plus an applicable margin ranging from 2.50% to 3.75%. The undrawn portion of the Revolving Facility is subject to a standby fee ranging from 0.5625% to 0.8428% per annum. During the years ended December 31, 2024 and 2023, $0.4 million and $0.6 million, respectively, of standby fees and interest were recorded as interest and finance expense.

14.	Reclamation Provision

Changes to the reclamation and closure provision for the years ended December 31, 2024 and December 31, 2023 is as follows:
	December 31, 2024	December 31, 2023
Balance, beginning of period	$5,855	$4,590
Accretion of reclamation provision (Note 19)	558	493
Revisions in estimates and obligations	(99)	772
Balance, end of period	$6,314	$5,855

The inflated and discounted provisions on the statement of financial position as at December 31, 2024, using an inflation rate of 4.7% (2023 – 4.7%) and a discount rate of 10.4% (2023 - 9.4%) being the risk-free rate based on the Bank of Mexico's 10 year bond rate, was $6.3 million (2023 - $5.9 million). Revisions made to the reclamation obligations in 2024 were primarily a result of revisions to the estimate based on periodic reviews of closure plans. The majority of reclamation expenditures are expected to be incurred in 2031 and 2032.

The accretion expense charged to 2024 earnings as finance expense was $0.6 million (2023 - $0.5 million). There were no reclamation expenditures paid during the current or comparative year.

15.	Share Capital and Employee Compensation Plans

The Company grants stock options, cash-settled Performance Share Units ("PSUs"), Restricted Share Units ("RSUs"), and Deferred Share Units ("DSUs") to eligible employees, officers, and directors. The associated expenses are recognized over the vesting period, generally within three years.

a)	Stock Options

For the years ended December 31, 2024 and 2023, the total share-based compensation expense relating to stock options was $1.6 million and $2.3 million, respectively and is presented as a component of general and administrative expense (Note 18).

During the year ended December 31, 2024, the Company granted 634,300 stock options (2023 - 65,000) and the Company issued 2,250,779 common shares (2023 - 1,282,750), in connection with the exercise of stock options.

The following table summarizes changes in stock options for the years ended December 31, 2024 and 2023:

	2024		2023
	Number of options	Weighted average exercised price CAD	Number of options	Weighted average exercised price CAD
Outstanding, beginning of period	4,105	$9.16	5,560	$7.87
Granted	634	7.51	65	7.13
Exercised	(2,251)	8.61	(1,283)	3.34
Forfeited	(123)	9.42	(238)	9.80
Outstanding, end of period	2,365	$9.23	4,104	$9.16

SILVERCREST METALS INC.	23

The following table summarizes information about the Company's stock options outstanding at December 31, 2024:
	Options Outstanding			Options Exercisable
Range of Exercise Prices CAD	Number Outstanding as at December 31, 2024	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price CAD	Number Outstanding as at December 31, 2024	Weighted Average Exercise Price CAD
$7.13 - $8.21	668	4.0	$7.41	17	$7.31
$8.22 - $8.50	558	3.0	8.50	351	8.50
$8.51 - $10.80	492	1.9	9.80	492	9.80
$10.81 - $12.63	647	1.2	11.27	622	11.27
	2,365	2.6	$9.23	1,482	$10.08

The following assumptions were used in the Black-Scholes option pricing model in determining the fair value of options granted during the year ended December 31:
	2024	2023
Expected life (years)	3.7	4.0
Expected volatility	55.9%	55.9%
Expected dividend yield	—%	—%
Risk-free interest rate	3.8%	4.0%
Expected forfeiture rate	1.0%	1.0%

b)	PSUs

PSUs are granted to select personnel where each PSU has a value equivalent to one SilverCrest common share. PSU grants outstanding will vest on the date that is three years from the date of grant subject to certain exceptions. Performance results at the end of the performance period relative to predetermined performance criteria and the application of the corresponding performance multiplier determine how many PSUs vest for each participant. The number of PSUs that will vest ranges from 0% to 200% of the notional number of common shares, with settlement occurring either in cash or common shares, determined at the discretion of the Board.

The Board of Directors approved the issuance of 96,900 PSUs for the year ended December 31, 2024 with a share price of CAD $7.57 (2023 - 61,875 PSUs approved at a share price of CAD $7.29).

The Company recorded a $0.9 million expense for PSUs for the year ended December 31, 2024 (2023 - $0.5 million) which is included in general and administrative expense (Note 18).

The following table summarizes changes in PSUs for the years ended December 31, 2024 and 2023:

	2024		2023
	Number outstanding	Fair value	Number outstanding	Fair value
Outstanding, beginning of period	153	$705	174	$764
Granted	97	377	62	451
Settled for cash	(62)	(405)	(83)	(535)
Change in value	—	491	—	25
Outstanding, end of period	188	1,168	153	705

SILVERCREST METALS INC.	24

c)	RSUs

RSUs are granted to select personnel where each RSU has a value equivalent to one SilverCrest common share. The RSUs vest in 1/3 installments at the first, second and third anniversary date of the grant, with settlement occurring either in cash or common shares, determined at the discretion of the Board.

The Company recorded a $2.1 million expense for RSUs for the year ended December 31, 2024 (2023 - $0.8 million) which is included in general and administrative expense (Note 18).

The following table summarizes changes in RSUs for the years ended December 31, 2024 and 2023:

	2024		2023
	Number outstanding	Fair value	Number outstanding	Fair value
Outstanding, beginning of period	235	$1,055	249	$254
Granted	387	1,833	—	—
Settled for cash	(169)	(1,406)	—	—
Settled for shares	(3)	(16)	—	—
Forfeited	(30)	—	(14)	(20)
Change in value	—	753	—	821
Outstanding, end of period	420	2,219	235	1,055

d)	DSUs

DSUs are granted to non-executive directors where each DSU has a value equivalent to one SilverCrest common share which vest on grant date. DSUs must be retained until the director leaves the Board, with settlement occurring either in cash or common shares, determined at the discretion of the Board.

The Company recorded a $1.3 million expense for DSUs for the year ended December 31, 2024 (2023 - $0.7 million) which is included in general and administrative expense (Note 18).

The following table summarizes changes in DSUs for the years ended December 31, 2024 and 2023:

	2024		2023
	Number outstanding	Fair value	Number outstanding	Fair value
Outstanding, beginning of period	228	$1,498	228	$1,364
Granted	119	1,082	—	—
Change in value	—	579	—	134
Outstanding, end of period	347	3,159	228	1,498

e)	Authorized Shares

The Company's authorized capital stock consists of an unlimited number of common shares and an unlimited number of preferred shares without nominal or par value.

f)	Normal Course Issuer Bid ("NCIB") - Share repurchase program and share cancellation

During 2023, the Company received TSX acceptance of an NCIB permitting the Company to purchase up to 7,361,563 common shares of the Company over a 12-month period beginning on August 14, 2023. Under the NCIB, the Company may purchase up to a maximum of 80,376 common shares on the TSX during any trading day. All common shares, if any, purchased pursuant to the NCIB will be cancelled.

Share repurchases and cancellations are recorded by allocating any excess consideration over book value to deficit.

No shares were repurchased under the NCIB during the year ended December 31, 2024 and the program expired on August 14, 2024. During the year ended December 31, 2023, 1.5 million common shares were repurchased at an average price of CAD $6.44 per share for a total purchase of $7.1 million. As a result, the Company allocated $4.0 million to capital stock and $3.1 million to deficit.

SILVERCREST METALS INC.	25

16.	Revenue

During 2024, the Company had revenue of $301.9 million (2023 ‐ $245.1 million) from the sale of 59.8 thousand (2023 – 58.2 thousand) gold ounces and 5.7 million (2023 – 5.6 million) silver ounces to four (2023 – three) customers.

The Company has four customers that account for 39%, 43%, 5%, and 13% respectively, of total gold and silver revenue (2023 - 3 customers of 51%, 44%, and 5%, respectively). The loss of certain of these customers or curtailment of purchases by such customers could have a material adverse effect on the Company’s financial performance, financial position, and cash flows.

	2024	2023
Gold	$140,900	$113,263
Silver	161,028	131,867
Revenue	$301,928	$245,130

17.	Production Costs

	2024	2023
Materials and consumables	$48,938	$36,550
Salaries and benefits	11,675	10,726
Contractors	28,769	20,681
Refining and transportation	1,910	2,093
Other	2,599	2,387
Changes in inventories	(6,383)	1,671
	$87,508	$74,108

18.	General and Administrative Expenses

	2024	2023
Corporate administration	$14,042	$11,566
Share-based compensation	5,936	4,190
	$19,978	$15,756

19.	Interest and Finance Expense

	2024	2023
Interest expense	$590	$1,461
Reclamation accretion expense (Note 14)	558	493
Other financing costs	81	759
	$1,229	$2,713

20.	Income Taxes

The income taxes recognized in net earnings and comprehensive earnings are as follows:
	2024	2023
Current tax expense	$46,244	$29,631
Deferred tax expense (recovery)	27,738	(23,105)
	$73,982	$6,526

SILVERCREST METALS INC.	26

Reconciliation of effective income tax rate:
	2024	2023
Earnings for the year before income taxes	$143,318	$123,246
Statutory tax rate	27%	27%
Income taxes computed at statutory rates	38,696	33,276
Increase (decrease) due to:
Share based payments	443	441
Mexican inflationary adjustments	(3,247)	(4,893)
Permanent differences	286	334
Differing effective tax rate on loss in foreign jurisdiction	5,797	3,455
Impact of share issuance costs	—	(110)
Impact of foreign exchange and other	18,841	(12,856)
Recognition of previously unrecognized tax benefit	(3,115)	(25,589)
Effect of other taxes (recovered) paid, mining and withholding	8,988	8,725
Unrecognized deferred tax assets	4,597	4,836
Change in unrecognized temporary differences and other	2,696	(1,093)
	$73,982	$6,526

The approximate tax effect of each item that gives rise to the Company's recognized deferred tax assets and liabilities as at December 31, 2024 and 2023 is as follows:
	2024	2023
Deferred income tax assets
Mineral properties, plant and equipment	$-	$15,031
Non-capital losses	530	2,411
Reclamation & closure provision	1,894	1,756
Special mining duties	4,370	3,623
Withholding tax	-	1,536
Other	995	1,429
	7,789	25,786
Deferred income tax liabilities
Inventory	(2,636)	-
Mineral properties, plant, and equipment	(8,922)	-
Debt	(283)	(1,557)
Special mining duties	(847)	(1,506)
	(12,688)	(3,063)
Net deferred tax asset (liability)	$(4,899)	$22,723
Deferred tax assets	$-	$22,723
Deferred tax liabilities	$(5,015)	$-

The approximate tax effect of each item that gives rise to the Company's unrecognized deferred tax assets and liabilities are as follows:
	2024	2023
Non-capital losses	$8,801	$4,140
Mineral properties, plant and equipment	6	35
Financing fees	386	1,047
Foreign Exchange	2,417	-
Share Based Compensation	1,612	-
Withholding tax	3,800	2,264
Unrecognized deferred tax assets	(16,735)	(7,491)
Other	(287)	5
	$-	$-

SILVERCREST METALS INC.	27

The Company has the following deductible temporary differences for which no deferred tax assets have been recognized:
	Expiry Dates	2024	2023
Non-capital losses	2027-2044	$32,596	$15,295
Mineral properties, plant and equipment	No Expiry	23	114
Financing fees	2044-2047	1,431	3,875
Foreign Exchange	No Expiry	9,559	-
Share Based Compensation	No Expiry	5,969	-
Withholding tax	No Expiry	3,800	6,182
Other	No Expiry	426	17
		$53,804	$25,483

At December 31, 2024, the Company had unrecognized non-capital loss carry forwards of approximately $32.2 million (2023 - $14.9 million unrecognized), which expire between 2040 and 2044, available to offset future taxable income in Canada. The Company also had unrecognized non-capital loss carry forwards of approximately $0.4 million (2023 - $0.4 million unrecognized), which expire between 2027 and 2034, available to offset future taxable income in Mexico.

21.	Supplemental Cash Flow

The following table summarizes other operating activities adjustments for non-cash income statement items in operating activities:
Other operating activities	2024	2023
Adjustments for non-cash income statement items:
Reclamation accretion expense (Note 14)	$558	$493
Bullion gains (Note 9, 25)	(4,628)	(640)
Derivative losses (gains) (Note 8, 25)	11,530	(95)
Losses on sale of mineral properties, plant and equipment (Note 11)	7	—
	$7,467	$(242)

The following table summarizes the change in working capital in operating activities:
Change in working capital	2024	2023
Trade and other receivables	$3,725	$3,041
Inventories	(6,698)	(1,449)
Prepaid expenses	(6,805)	(2,527)
Accounts payable	4,206	4,544
Provisions	—	(855)
	$(5,572)	$2,754

SILVERCREST METALS INC.	28

22.	Segmented Information

The Company’s reportable segments are assessed regularly for performance by the Company’s Chief Executive Officer, who is the Company’s chief operating decision maker ("CODM"). The Company has concluded that it has a single operating segment: Las Chispas Mine, which includes Picacho. Other business activities, including those related to the corporate office, that are not reportable are combined and presented as "all other" to reconcile with the Company's consolidated results.

Segments and their performance measures are listed below:

For the year ended December 31, 2024
Segment	Revenue	Production costs and government royalties	Depreciation	Mine operating earnings	Capital expenditures
Las Chispas	$301,928	$88,880	$36,576	$176,472	$56,116
All other	—	—	—	—	24
	$301,928	$88,880	$36,576	$176,472	$56,140

For the year ended December 31, 2023
Segment	Revenue	Production costs and government royalties	Depreciation	Mine operating earnings	Capital expenditures
Las Chispas	$245,130	$75,476	$21,348	$148,306	$51,118
All other	—	—	—	—	139
	$245,130	$75,476	$21,348	$148,306	$51,257

At December 31, 2024
Segment	Assets	Liabilities	Net assets
Las Chispas	$435,036	$48,724	$386,312
All other	124,561	23,457	101,104
	$559,597	$72,181	$487,416

At December 31, 2023
Segment	Assets	Liabilities	Net assets
Las Chispas	$420,613	$43,899	$376,714
All other	39,561	13,950	25,611
	$460,174	$57,849	$402,325

23.	Contingencies

The Company is subject to various investigations, claims and legal and tax proceedings covering matters that arise in the ordinary course of business activities. These matters are inherently uncertain, and there is a potential for some of them to be resolved unfavorably for the Company. It is management's opinion that none of these matters are anticipated to have a material impact on the Company's results of operations or financial condition.

The following is a summary of the contingent matters and obligations relating to the Company as at December 31, 2024.

General

The Company is subject to various investigations, claims and legal and tax proceedings covering matters that arise in the ordinary course of business activities. These matters are inherently uncertain, and there is a potential for some of them to be resolved unfavorably for the Company. As of the date of the financial statements, specific conditions may be present that could lead to a financial loss for the Company.

It is management's opinion that none of these matters are anticipated to have a material impact on the Company's results of operations or financial condition.

SILVERCREST METALS INC.	29

Legal Proceedings

SilverCrest faces various claims and legal proceedings spanning a broad spectrum of issues arising in the routine course of our business activities. The Company is subject to claims initiated by current or former employees and proceedings in its commercial relationships. While SilverCrest would, when appropriate, defend against any such allegations, the possibility of incurring losses exists if our defense against these claims proves unsuccessful. In the opinion of management, these matters are not expected to have a material impact on the Company.

24.	Related Party Transactions

The Company’s related parties include its subsidiaries, and key management personnel, which primarily consists of short- term employee benefits and share-based compensation. There were no transactions with related parties outside of the ordinary course of business during the year ended December 31, 2024.

Compensation of key management personnel

Key management personnel compensation is summarized as follows:
	2024	2023
Short-term employee benefits(1)	$3,364	$3,257
Share-based compensation(2)	1,881	2,552
	$5,245	$5,809

(1)	Includes annual salaries and short-term incentives.
(2)	Includes annual stock option grants, DSUs, RSUs, and PSUs.

25.	Other Expense

	2024	2023
Derivative (losses) gains (Note 8(b))	$(11,530)	$95
Bullion (losses) gains	4,628	640
Mineral properties, plant and equipment losses (Note 11)	(7)	—
Miscellaneous expense	(55)	(3,388)
	$(6,964)	$(2,653)

26.	Acquisition by Coeur Mining, Inc.

On October 3, 2024, the Company and Coeur entered into a definitive agreement whereby Coeur agreed to acquire all of the issued and outstanding shares of SilverCrest pursuant to a plan of arrangement (Note 1). The transaction closed on February 14, 2025. Pursuant to the Transaction, SilverCrest shareholders received 1.6022 Coeur common shares for each SilverCrest common share for total consideration of approximately $1.6 billion, based on the closing price of Coeur common shares on February 14, 2025.

SILVERCREST METALS INC.	30